EXHIBIT 99.1

American Achievement Group Holding Corp.
Commences Consent Solicitation

AUSTIN, TX, JULY 11, 2008 – American Achievement Group Holding Corp. (the “Company”) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) with respect to proposed amendments (the “Amendments”) to the indenture, dated June 12, 2006 (the “Indenture”), pursuant to which the Company’s outstanding 12.75% Senior PIK Notes due 2012 (CUSIP No. 02369BAB2 and 02369BAA4) (the “Notes”) were issued.

The Consent Solicitation is scheduled to expire at 5:00 P.M., New York City time, on August 8, 2008, unless extended (the “Expiration Date”).

Pursuant to a previously announced Stock Purchase Agreement, dated May 15, 2008, among Herff Jones Inc. (the “Buyer”), the Company and the holders of all of the Company’s equity securities, such equity holders have agreed to sell all of the equity in the Company to the Buyer (the “Transaction”).  The Transaction is subject to regulatory approvals and customary and other closing conditions, and no assurances are given that it will be consummated.

The Amendments consist of (1) a requirement that upon consummation of the Transaction the Company shall redeem all of its outstanding Notes for which valid consents have been  delivered at a redemption price in cash equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of the consummation of the Transaction (the “Redemption Amendment”), and (2) the removal of substantially all of the restrictive and reporting covenants under the Indenture, as well as certain events of default and related provisions, including without limitation, the covenant that would otherwise require the Company to make an offer to purchase the Notes upon consummation of the Transaction as currently provided in the Indenture (the “Covenant Amendment”).  The Covenant Amendment will only bind all Notes for which valid consents have not been delivered (the “Non-Consenting Notes”).

In connection with the Transaction, the Company has entered into arrangements with holders of a majority in principal amount of the Notes (the “Majority Holders”), pursuant to which, the Majority Holders have already agreed to consent to the Amendments, providing sufficient Consents to approve the Covenant Amendment.

The obligation of the Company to accept validly delivered (and not validly revoked) consents is conditioned on (a) the absence of any law or regulation that would, and the absence of any injunction or action or other proceeding (pending or threatened) that could, make unlawful or invalid or enjoin the implementation of the Amendments or which would question the legality or validity thereof and (b) the absence of any other event or circumstance that, in the reasonable judgment of the Company, has a material adverse effect on the Consent Solicitation or the anticipated benefits thereof.

The Amendments will become effective upon execution of a supplemental indenture embodying the Amendments to the Indenture, which is expected to be executed promptly following the Expiration Date.  The Supplemental Indenture will provide that the Redemption Amendment will become operative if, and only if, the Transaction is consummated on or prior to May 30, 2009.  The Covenant Amendment will remain effective for Non-Consenting Notes whether or not the Transaction is consummated.

The Consent Solicitation is being made solely pursuant to the Consent Solicitation Statement and related materials to be distributed to the holders of the Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  The Company is conducting the Consent Solicitation in reliance upon one or more exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  To the extent the Consent Solicitation is deemed offerings of securities, any securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Company

The Company is the indirect parent company of American Achievement Corporation.  American Achievement Corporation is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®. Balfour®, Keepsake®, and Taylor Publishing, American Achievement Corporation’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAC and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.